Exhibit 99.2

USANA Health Sciences, Inc.	October 20, 2020

Q3 2020 Management Commentary, Results and Outlook
● Third quarter net sales increased 14.5% year-over-year to $298.5 million due to strong product demand and successful incentive programs.
● Diluted EPS increased 32.1% year-over-year to a record $1.44.
● Active customers increased 16.5% year-over-year to a record 650,000.
● Company raises full-year 2020 Net Sales and EPS outlook.
Overview
USANA’s strong third quarter results included double-digit sales growth, record earnings per share and record customer counts.  During the quarter, we generated 16.5% growth in active Customers, with double-digit customer growth in both the Asia Pacific region and the Americas and Europe region.  Our results were driven by strong demand for our high-quality nutritional products as well as successful incentive programs offered during the quarter.  The primary incentive program we offered during the quarter was a global incentive, which commenced near the end of the second quarter and concluded during the third quarter.  This program was designed to reward Associates for sales to new customers and contributed to our year-over-year customer growth for the quarter.  Additionally, a market-specific incentive program offered in the Philippines also contributed to sales and customer growth for the quarter.  This program is similar to another program that has been successful for several years in South Korea.
We also delivered improved operating margins for the quarter, largely due to lower relative SG&A that can be attributed to leverage gained on increased net sales as well as lower event and travel costs.  Importantly, we have been able to increase profitability while continuing to invest purposefully in our long-term growth strategies.  As a result, third quarter net earnings were better-than-expected, resulting in record earnings per share and a higher outlook for full-year EPS.

Our management team and Associate sales force continue to demonstrate agility as they execute modified strategies and adapt to changing conditions, all in an effort to advance USANA’s mission of health and wellness.  This was demonstrated during the quarter by our team’s successful execution of our virtual events strategy.  Our annual Americas and Europe Convention and our China National Sales Meeting were held virtually during the quarter, and this allowed us to reach larger audiences than did many of our past, in-person events.
Operationally, we continue to manufacture and ship product without meaningful impact or disruption to our global operations.  While some of our markets have seen an easing of COVID-19 related restrictions, other markets are reinstituting restrictions.  As a result, we expect to continue to operate our virtual sales and events strategy for Associates, and our work-from-home plan for employees, for the foreseeable future.
As we head into the final quarter of the year, we are raising our guidance for both net sales and earnings per share.  While future efforts to reduce the spread of COVID-19 could affect our momentum and operating results, we are confident that we can navigate those challenges and deliver another solid quarter.  Our business remains strong and we believe that we will carry momentum into fiscal 2021.
Q3 2020 Results
Consolidated Results
Net Sales	$298.5 million	• +14.5% vs. prior-year quarter • +13.6% constant currency vs. prior-year quarter • +$2.5 million FX impact, or +0.9%
Diluted EPS	$1.44	• +32.1% vs. prior-year quarter • Diluted shares of 21.2 million, -4.7%
Active Customers	650,000	• +16.5% vs. prior-year quarter
Cash & Equivalents	$278.4 million	• Ended quarter with no debt

Balance Sheet
The Company ended the quarter with $278.4 million in cash and cash equivalents and no debt.  During the quarter the Company did not repurchase any shares of common stock and, as of the end of the third quarter, there was approximately $73 million remaining under the current share repurchase authorization.
Quarterly Income Statement Discussion
Gross margins decreased 60 basis points from the prior year to 81.1% of net sales.  This decrease can be attributed primarily to (i) changes in market sales mix and (ii) higher relative shipping costs.  These increases were offset, in part, by lower inventory scrap, and lower conversion costs experienced during the quarter.
Associate Incentives increased 130 basis points from the prior year to 43.9% of net sales.  The increase in Associate Incentives can be attributed primarily to incentive programs offered during the quarter, which was offset, in part, by a shift in market sales mix.
Selling, General and Administrative Expense decreased $0.6 million compared to the prior year.  In relative terms, SG&A expense decreased 340 basis points from the prior year to 22.0% of net sales due primarily to (i) leverage gained on increased sales, (ii) lower event costs due to shifting several large events to a virtual platform, and (iii) decreased event and travel costs.
The effective tax rate improved to 31.1% compared to 32.5% in the prior year quarter.  This improvement is due to increased earnings before income taxes in the U.S. allowing for greater foreign tax credit utilization.

Regional Financial Results
Asia Pacific Region
Net Sales	$241.3 million	• +15.7% vs. prior-year quarter • Constant currency net sales: +13.9% • +$3.7 million FX impact, or +1.8% • 80.8% of consolidated net sales
Active Customers	502,000	• +6.9% vs. prior-year quarter
Asia Pacific Sub-Regions
Greater China
Net Sales	$136.0 million	• +3.9% vs. prior-year quarter • Constant currency net sales: +2.7%
Active Customers	284,000	• +4.0% vs. prior-year quarter • +2.2% sequentially
North Asia
Net Sales	$29.0 million	• +24.3% vs. prior-year quarter • Constant currency net sales: +23.7%
Active Customers	60,000	• +20.0% vs. prior-year quarter • +7.1% sequentially
Southeast Asia Pacific
Net Sales	$76.3 million	• +40.5% vs. prior-year quarter • Constant currency net sales: +36.7%
Active Customers	158,000	• +41.1% vs. prior-year quarter • +22.5% sequentially
Greater China:  In mainland China, local currency sales increased 3.2% while the number of active Customers increased 4.8%.  We held our China National Sales Meeting this year virtually during the third quarter instead of the fourth quarter and this proved to be a successful event for us once again.  Challenging market conditions continue to have a negative impact on our business in Hong Kong as local currency sales declined by 14.7%.
North Asia:  Growth in this region was again driven by South Korea, where local currency net sales increased by 23.1% and active Customers grew by 18.8% year-over-year.

Southeast Asia Pacific:  All markets were up on a year-over year basis. The Philippines drove our growth in this region with local currency sales and active customers nearly doubling year-over-year.
Americas and Europe Region
Net Sales	$57.2 million	• +10.0% vs. prior-year quarter • Constant currency net sales: +12.2% • -$1.2 million FX impact, or -2.2% • 19.2% of consolidated net sales
Active Customers	148,000	• +20.3% vs. prior-year quarter • +8.8% sequentially
Americas and Europe Region:  The increase in net sales in the Americas and Europe region was driven by double-digit sales growth in Canada, Mexico and Europe.  While our virtual Americas and Europe Convention was successful in reaching a broader audience, U.S. sales were negatively impacted by lower product sales associated with the event.  Active Customers increased by double-digits in each of our markets in this region.
Outlook and 2020 Operating Strategy
The Company is updating its consolidated net sales and earnings per share outlook for fiscal year 2020.
Fiscal Year 2020 Outlook
	Revised Range	Previous Range
Consolidated Net Sales	$1.090 - $1.115 billion	$1.050 - $1.100 billion
Diluted EPS	$5.15 - $5.45	$4.70 - $5.25
The Company’s updated outlook for the year reflects:
●	A wider than typical range for top- and bottom-line performance given continued uncertainty surrounding the COVID-19 pandemic;
●	An unfavorable currency exchange rate impact on net sales of approximately $6 million;

●	An estimated operating margin of between 14.6% and 15.0%;

●	An annual effective tax rate of 31%;

●	An annualized diluted share count of 21.3 million;

●	Fiscal 2020 is a 53-week year and includes one additional week of sales compared to fiscal 2019. Prior to fiscal 2020, the last 53-week year was in fiscal 2014. The Company estimates this additional week will contribute about 1.8% to net sales growth.

All things considered, our 2020 results have been better than expected during these unprecedented times.  In light of our better-than-expected third quarter results and our expectations for the fourth quarter, we are raising guidance.  While we do not have the magnitude of incentive offerings scheduled for the fourth quarter, we expect the business to produce another quarter of solid results that will help to carry momentum into 2021.
We remain committed to the health and safety of our employees and customers while operating the business with a long-term mindset for consistent and reliable growth.  We thank all of our stakeholders for their continued support and look forward to delivering further growth in 2021.
Kevin Guest
CEO
Douglas Hekking
CFO

Safe Harbor
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.  The forward-looking statements in this press release set forth our beliefs as of the date hereof.  We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Non-GAAP Financial Measures
The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”).  Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7823
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
801-954-7280